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                                                                    EXHIBIT 23.2

                        CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Aetna Inc.:


We consent to incorporation by reference in the Registration Statement on Form S-8, of the Aetna Inc. Non-Employee Director Compensation Plan of our report dated December 1, 2000, relating to the consolidated balance sheets of Aetna U.S. Healthcare Inc. and Subsidiaries ("New Aetna") as of December 31, 1999 and 1998 and the related consolidated statements of income, shareholder's equity, and cash flows for each of the years in the three-year period ended
December 31, 1999, which report appears in the Amendment No. 2 to Form 10 of Aetna U.S. Healthcare Inc. (to be renamed Aetna Inc.).


                                        /s/ KPMG LLP


Hartford, Connecticut
December 18, 2000